Boise Cascade Company	Exhibit 99.1
1111 West Jefferson Street, Suite 300
Boise, ID 83702

News Release

Investor Relations Contact - Chris Forrey investor@bc.com	Media Contact - Amy Evans mediarelations@bc.com

For Immediate Release: May 5, 2025

Boise Cascade Company Reports First Quarter 2025 Results

BOISE, Idaho - Boise Cascade Company ("Boise Cascade," the "Company," "we," or "our") (NYSE: BCC) today reported net income of $40.3 million, or $1.06 per share, on sales of $1.5 billion for the first quarter ended March 31, 2025, compared with net income of $104.1 million, or $2.61 per share, on sales of $1.6 billion for the first quarter ended March 31, 2024.

“We delivered solid results during the quarter when considering an environment influenced by constrained demand, difficult weather, and planned downtime at our Oakdale veneer and plywood mill. I am proud of how our team remained both steady and agile in the face of these challenges while continuing to deliver superior value to our customer and vendor partners,” stated Nate Jorgensen, CEO. “As we move through the second quarter and better understand the underlying demand for 2025, we will be prepared and flexible as the economic situation changes. In addition, our strong balance sheet positions us to stay committed to our ongoing strategic investments and make decisions supported by our constructive view of the long-term demand drivers underlying residential construction.”

First Quarter 2025 Highlights

	1Q 2025	1Q 2024	% change
	(in thousands, except per-share data and percentages)
Consolidated Results
Sales	$1,536,494	$1,645,420	(7)%
Net income	40,348	104,124	(61)%
Net income per common share - diluted	1.06	2.61	(59)%
Adjusted EBITDA [1]	91,607	168,496	(46)%
Segment Results
Wood Products sales	$415,845	$468,928	(11)%
Wood Products income	17,709	71,238	(75)%
Wood Products EBITDA [1]	40,195	95,622	(58)%
Building Materials Distribution sales	1,407,116	1,505,021	(7)%
Building Materials Distribution income	48,417	72,463	(33)%
Building Materials Distribution EBITDA [1]	62,779	83,570	(25)%
1 For reconciliations of non-GAAP measures, see summary notes at the end of this press release.

In first quarter 2025, total U.S. housing starts and single-family housing starts decreased 2% and 6%, respectively, compared to the same period in 2024. Single-family housing starts are the key demand driver for our sales.

Wood Products

Wood Products' sales, including sales to Building Materials Distribution (BMD), decreased $53.1 million, or 11%, to $415.8 million for the three months ended March 31, 2025, from $468.9 million for the three months ended March 31, 2024. The decrease in sales was driven by lower sales prices and sales volumes for LVL and I-joists (collectively referred to as EWP). In addition, lower plywood sales prices and sales volumes also contributed to the decrease in sales. Wood Products' segment income decreased $53.5 million to $17.7 million for the three months ended March 31, 2025, from $71.2 million for the three months ended March 31, 2024. The decrease in segment income was due primarily to lower EWP and plywood sales prices, as well as higher per-unit conversion costs as a result of downtime to complete the modernization projects at our Oakdale, Louisiana veneer and plywood mill.

Comparative average net selling prices and sales volume changes for EWP and plywood are as follows:

	1Q 2025 vs. 1Q 2024	1Q 2025 vs. 4Q 2024

Average Net Selling Prices
LVL	(9)%	(3)%
I-joists	(9)%	(3)%
Plywood	(10)%	(3)%
Sales Volumes
LVL	(3)%	1%
I-joists	(3)%	3%
Plywood	(2)%	(2)%

Building Materials Distribution

BMD's sales decreased $97.9 million, or 7%, to $1,407.1 million for the three months ended March 31, 2025, from $1,505.0 million for the three months ended March 31, 2024. Compared with the same quarter in the prior year, the decrease in sales was driven by a decrease in sales volume and sales price of 5% and 2%, respectively. By product line, commodity sales decreased 7%, general line product sales decreased 3%, and EWP sales (substantially all of which are sourced through our Wood Products segment) decreased 13%. BMD segment income decreased $24.0 million to $48.4 million for the three months ended March 31, 2025, from $72.5 million for the three months ended March 31, 2024. The decrease in segment income was driven by a gross margin decrease of $20.4 million, resulting primarily from lower sales volumes and decreased margins on commodity and EWP products. In addition, depreciation and amortization expense increased $3.3 million.

Balance Sheet and Liquidity

Boise Cascade ended first quarter 2025 with $561.8 million of cash and cash equivalents and $395.7 million of undrawn committed bank line availability, for total available liquidity of $957.5 million. The Company had $450.0 million of outstanding debt at March 31, 2025.

Capital Allocation

We expect capital expenditures in 2025, excluding potential acquisition spending, to total approximately $220 million to $240 million. This level of capital expenditures could increase or decrease as a result of several factors, including acquisitions, efforts to further accelerate organic growth, exercise of lease purchase options, our financial results, future economic conditions, availability of engineering and construction resources, and timing and availability of equipment purchases.

For the three months ended March 31, 2025, the Company paid $10.5 million in common stock dividends. On May 1, 2025, our board of directors declared a quarterly dividend of $0.21 per share on our common stock, payable on June 18, 2025, to stockholders of record on June 2, 2025.

For the three months ended March 31, 2025, the Company paid $53.9 million for the repurchase of approximately 482,700 shares of our common stock. In April 2025, the Company repurchased an additional 179,445 shares of our common stock at a cost of approximately $17 million. Subsequent to these share repurchases, there were approximately 1.1 million shares available for repurchase under our existing share repurchase program.

Outlook

Demand for the products we manufacture, as well as the products we purchase and distribute, is correlated with new residential construction, residential repair-and-remodeling activity, and light commercial construction. Residential construction, particularly new single-family construction, is the key demand driver for the products we manufacture and distribute. Over the past quarter, the operating environment was challenged. In addition to seasonally slower activity, consumer and homebuilder sentiment was dampened due to significant macroeconomic uncertainties and elevated mortgage rates. Given the current environment, 2025 end market demand expectations are difficult to predict, with most forecasts for housing starts ranging between flat to mid-single digit year-over-year declines. Ultimately, the level and expectations for mortgage rates, home affordability, home equity levels, home size, levels of new and existing home inventory for sale, unemployment levels, consumer confidence, and other factors will influence the near-term demand environment. Long term demand drivers for residential construction, characterized by an undersupply in housing units, aging U.S. housing stock, and elevated levels of homeowner equity remain in place.

As a manufacturer of certain commodity products, we have sales and profitability exposure to declines in commodity product prices and rising input costs. Our distribution business purchases and resells a broad mix of products with periods of increasing prices providing the opportunity for higher sales and increased margins, while declining price environments expose us to declines in sales and profitability. Future product pricing, particularly commodity products pricing and input costs, may be volatile in response to economic uncertainties, industry operating rates, supply-related disruptions, imposition of tariffs, transportation constraints or disruptions, net import and export activity, inventory levels in various distribution channels, and seasonal demand patterns. In addition, EWP volumes will continue to be influenced by changes in new single-family housing starts and we expect modest EWP price erosion in the second quarter.

About Boise Cascade

Boise Cascade Company is one of the largest producers of engineered wood products and plywood in North America and a leading U.S. wholesale distributor of building products. For more information, please visit the Company's website at www.bc.com.

Webcast and Conference Call

Boise Cascade will host a webcast and conference call to discuss first quarter earnings on Tuesday, May 6, 2025, at 9:30 a.m. Eastern.

To join the webcast, go to the Investors section of our website at www.bc.com/investors and select the Event Calendar link. Analysts and investors who wish to ask questions during the Q&A session can register for the call here.

The archived webcast will be available in the Investors section of Boise Cascade's website.

Use of Non-GAAP Financial Measures

We refer to the terms EBITDA, Adjusted EBITDA and Segment EBITDA in this earnings release and the accompanying Quarterly Statistical Information as supplemental measures of our performance and liquidity that are not required by or presented in accordance with generally accepted accounting principles in the United States (GAAP). We define EBITDA as income before interest (interest expense and interest income), income taxes, and depreciation and amortization. Additionally, we disclose Adjusted EBITDA, which further adjusts EBITDA to exclude the change in fair value of interest rate swaps. We also disclose Segment EBITDA, which is segment income before depreciation and amortization.

We believe EBITDA, Adjusted EBITDA and Segment EBITDA are meaningful measures because they present a transparent view of our recurring operating performance and allow management to readily view operating trends, perform analytical comparisons, and identify strategies to improve operating performance. We also believe EBITDA, Adjusted EBITDA and Segment EBITDA are useful to investors because they provide a means to evaluate the operating performance of our segments and our Company on an ongoing basis using criteria that are used by our management and because they are frequently used by investors and other interested parties when comparing companies in our industry that have different financing and capital structures and/or tax rates. EBITDA, Adjusted EBITDA and Segment EBITDA, however, are not measures of our liquidity or financial performance under GAAP and should not be considered as alternatives to net income, income from operations, or any other performance measure derived in accordance with GAAP or as alternatives to cash flow from operating activities as a measure of our liquidity. The use of EBITDA, Adjusted EBITDA and Segment EBITDA instead of net income or segment income have limitations as analytical tools, including: the inability to determine profitability; the exclusion of interest expense, interest income, and associated significant cash requirements; and the exclusion of depreciation and amortization, which represent unavoidable operating costs. Management compensates for these limitations by relying on our GAAP results. Our measures of EBITDA, Adjusted EBITDA and Segment EBITDA are not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the methods of calculation. For a reconciliation of net income to EBITDA and Adjusted EBITDA and segment income to Segment EBITDA, please see the section titled, "Summary Notes to Consolidated Financial Statements and Segment Information" below.

Forward-Looking Statements

This press release includes statements about our expectations of future operational and financial performance that are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including, but not limited to, statements regarding our outlook. Statements preceded or followed by, or that otherwise include, the words "believes," "expects," "anticipates," "intends," "project," "estimates," "plans," "forecast," "is likely to," and similar expressions or future or conditional verbs such as "will," "may," "would," "should," and "could" are generally forward-looking in nature and not historical facts. Such statements are based upon the current beliefs and expectations of our management and are subject to significant risks and uncertainties. The accuracy of such statements is subject to a number of risks, uncertainties, and assumptions that could cause our actual results to differ materially from those projected, including, but not limited to, prices for building products, changes in the competitive position of our products, commodity input costs, the effect of general economic conditions, mortgage rates and availability, housing demand, housing vacancy rates, governmental regulations, unforeseen production disruptions, as well as natural disasters. These and other factors that could cause actual results to differ materially from such forward-looking statements are discussed in greater detail in our filings with the Securities and Exchange Commission. Forward-looking statements speak only as of the date of this press release. We undertake no obligation to revise them in light of new information. Finally, we undertake no obligation to review or confirm analyst expectations or estimates that might be derived from this release.

Boise Cascade Company
Consolidated Statements of Operations
(in thousands, except per-share data) (unaudited)

	Three Months Ended
	March 31		December 31, 2024
	2025	2024

Sales	$1,536,494	$1,645,420	$1,567,480

Costs and expenses
Materials, labor, and other operating expenses (excluding depreciation)	1,276,183	1,307,439	1,269,769
Depreciation and amortization	37,121	35,850	37,035
Selling and distribution expenses	143,648	144,110	143,512
General and administrative expenses	24,997	25,117	25,085
Other (income) expense, net	26	(78)	(640)
	1,481,975	1,512,438	1,474,761

Income from operations	54,519	132,982	92,719

Foreign currency exchange loss	—	(299)	(1,061)
Pension expense (excluding service costs)	(33)	(37)	(38)
Interest expense	(5,312)	(6,070)	(5,810)
Interest income	5,510	10,597	7,831
Change in fair value of interest rate swaps	(490)	(220)	(465)
	(325)	3,971	457

Income before income taxes	54,194	136,953	93,176
Income tax provision	(13,846)	(32,829)	(24,276)
Net income	$40,348	$104,124	$68,900

Weighted average common shares outstanding:
Basic	38,017	39,608	38,490
Diluted	38,215	39,956	38,735

Net income per common share:
Basic	$1.06	$2.63	$1.79
Diluted	$1.06	$2.61	$1.78

Dividends declared per common share	$0.21	$0.20	$0.21

Wood Products Segment
Statements of Operations
(in thousands, except percentages) (unaudited)

	Three Months Ended
	March 31		December 31, 2024
	2025	2024

Segment sales	$415,845	$468,928	$419,670

Costs and expenses
Materials, labor, and other operating expenses (excluding depreciation)	362,246	357,721	348,601
Depreciation and amortization	22,486	24,384	22,998
Selling and distribution expenses	10,603	10,551	11,016
General and administrative expenses	3,313	5,020	3,394
Other (income) expense, net	(512)	14	78
	398,136	397,690	386,087

Segment income	$17,709	$71,238	$33,583

	(percentage of sales)

Segment sales	100.0%	100.0%	100.0%

Costs and expenses
Materials, labor, and other operating expenses (excluding depreciation)	87.1%	76.3%	83.1%
Depreciation and amortization	5.4%	5.2%	5.5%
Selling and distribution expenses	2.5%	2.3%	2.6%
General and administrative expenses	0.8%	1.1%	0.8%
Other (income) expense, net	(0.1%)	—%	—%
	95.7%	84.8%	92.0%

Segment income	4.3%	15.2%	8.0%

Building Materials Distribution Segment
Statements of Operations
(in thousands, except percentages) (unaudited)

	Three Months Ended
	March 31		December 31, 2024
	2025	2024

Segment sales	$1,407,116	$1,505,021	$1,438,785

Costs and expenses
Materials, labor, and other operating expenses (excluding depreciation)	1,200,940	1,278,421	1,212,013
Depreciation and amortization	14,362	11,107	13,758
Selling and distribution expenses	133,099	133,614	132,550
General and administrative expenses	9,765	9,534	10,482
Other (income) expense, net	533	(118)	(719)
	1,358,699	1,432,558	1,368,084

Segment income	$48,417	$72,463	$70,701

	(percentage of sales)

Segment sales	100.0%	100.0%	100.0%

Costs and expenses
Materials, labor, and other operating expenses (excluding depreciation)	85.3%	84.9%	84.2%
Depreciation and amortization	1.0%	0.7%	1.0%
Selling and distribution expenses	9.5%	8.9%	9.2%
General and administrative expenses	0.7%	0.6%	0.7%
Other (income) expense, net	—%	—%	—%
	96.6%	95.2%	95.1%

Segment income	3.4%	4.8%	4.9%

Segment Information
(in thousands) (unaudited)

	Three Months Ended
	March 31		December 31, 2024
	2025	2024
Segment sales
Wood Products	$415,845	$468,928	$419,670
Building Materials Distribution	1,407,116	1,505,021	1,438,785
Intersegment eliminations	(286,467)	(328,529)	(290,975)
Total net sales	$1,536,494	$1,645,420	$1,567,480

Segment income
Wood Products	$17,709	$71,238	$33,583
Building Materials Distribution	48,417	72,463	70,701
Total segment income	66,126	143,701	104,284
Unallocated corporate costs	(11,607)	(10,719)	(11,565)
Income from operations	$54,519	$132,982	$92,719

Segment EBITDA
Wood Products	$40,195	$95,622	$56,581
Building Materials Distribution	62,779	83,570	84,459

See accompanying summary notes to consolidated financial statements and segment information.

Boise Cascade Company
Consolidated Balance Sheets
(in thousands) (unaudited)

	March 31, 2025	December 31, 2024

ASSETS

Current
Cash and cash equivalents	$561,781	$713,260
Receivables
Trade, less allowances of $3,335 and $5,506	450,664	321,820
Related parties	174	173
Other	23,379	22,772
Inventories	921,434	803,296
Prepaid expenses and other	22,092	24,747
Total current assets	1,979,524	1,886,068

Property and equipment, net	1,075,466	1,047,083
Operating lease right-of-use assets	47,412	49,673
Finance lease right-of-use assets	21,528	22,128
Timber deposits	6,865	6,916
Goodwill	171,945	171,945
Intangible assets, net	167,941	173,027
Deferred income taxes	3,561	3,705
Other assets	7,402	8,838
Total assets	$3,481,644	$3,369,383

Boise Cascade Company
Consolidated Balance Sheets (continued)
(in thousands, except per-share data) (unaudited)

	March 31, 2025	December 31, 2024

LIABILITIES AND STOCKHOLDERS' EQUITY

Current
Accounts payable
Trade	$511,292	$297,676
Related parties	1,406	1,315
Accrued liabilities
Compensation and benefits	71,187	127,415
Income taxes payable	5,469	—
Interest payable	5,072	9,957
Other	108,033	127,653
Total current liabilities	702,459	564,016

Debt
Long-term debt, net	446,389	446,167

Other
Compensation and benefits	39,016	42,006
Operating lease liabilities, net of current portion	41,164	43,174
Finance lease liabilities, net of current portion	26,473	26,883
Deferred income taxes	79,450	78,849
Other long-term liabilities	19,616	17,014
	205,719	207,926

Commitments and contingent liabilities

Stockholders' equity
Preferred stock, $0.01 par value per share; 50,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.01 par value per share; 300,000 shares authorized, 45,248 and 45,139 shares issued, respectively	452	451
Treasury stock, 7,439 and 6,956 shares at cost, respectively	(396,284)	(341,974)
Additional paid-in capital	562,859	565,041
Accumulated other comprehensive loss	(454)	(460)
Retained earnings	1,960,504	1,928,216
Total stockholders' equity	2,127,077	2,151,274
Total liabilities and stockholders' equity	$3,481,644	$3,369,383

Boise Cascade Company
Consolidated Statements of Cash Flows
(in thousands) (unaudited)

	Three Months Ended March 31
	2025	2024
Cash provided by (used for) operations
Net income	$40,348	$104,124
Items in net income not using (providing) cash
Depreciation and amortization, including deferred financing costs and other	37,960	36,621
Stock-based compensation	3,757	4,105
Pension expense	33	37
Deferred income taxes	741	5,062
Change in fair value of interest rate swaps	490	220
Other	(821)	55
Decrease (increase) in working capital, net of acquisitions
Receivables	(129,683)	(119,235)
Inventories	(118,138)	(103,331)
Prepaid expenses and other	(3,786)	(1,689)
Accounts payable and accrued liabilities	127,935	75,041
Income taxes payable	11,654	25,834
Other	1,034	618
Net cash provided by (used for) operations	(28,476)	27,462

Cash provided by (used for) investment
Expenditures for property and equipment	(53,205)	(34,330)
Acquisitions of businesses and facilities, net of cash acquired	—	(3,387)
Proceeds from sales of assets and other	980	559
Net cash used for investment	(52,225)	(37,158)

Cash provided by (used for) financing
Treasury stock purchased	(53,884)	(26,971)
Dividends paid on common stock	(10,485)	(11,205)
Tax withholding payments on stock-based awards	(5,907)	(10,980)
Other	(502)	(475)
Net cash used for financing	(70,778)	(49,631)

Net decrease in cash and cash equivalents	(151,479)	(59,327)

Balance at beginning of the period	713,260	949,574

Balance at end of the period	$561,781	$890,247

Summary Notes to Consolidated Financial Statements and Segment Information
The Consolidated Statements of Operations, Segment Statements of Operations, Consolidated Balance Sheets, Consolidated Statements of Cash Flows, and Segment Information presented herein do not include the notes accompanying the Company's Consolidated Financial Statements and should be read in conjunction with the Company’s 2024 Form 10-K and the Company's other filings with the Securities and Exchange Commission. Net income for all periods presented involved estimates and accruals.
EBITDA represents income before interest (interest expense and interest income), income taxes, and depreciation and amortization. Additionally, we disclose Adjusted EBITDA, which further adjusts EBITDA to exclude the change in fair value of interest rate swaps. The following table reconciles net income to EBITDA and Adjusted EBITDA for the three months ended March 31, 2025 and 2024, and December 31, 2024:

	Three Months Ended
	March 31		December 31, 2024
	2025	2024
	(in thousands)
Net income	$40,348	$104,124	$68,900
Interest expense	5,312	6,070	5,810
Interest income	(5,510)	(10,597)	(7,831)
Income tax provision	13,846	32,829	24,276
Depreciation and amortization	37,121	35,850	37,035
EBITDA	91,117	168,276	128,190
Change in fair value of interest rate swaps	490	220	465
Adjusted EBITDA	$91,607	$168,496	$128,655

The following table reconciles segment income and unallocated corporate costs to Segment EBITDA, EBITDA and Adjusted EBITDA for the three months ended March 31, 2025 and 2024, and December 31, 2024:

	Three Months Ended
	March 31		December 31, 2024
	2025	2024
	(in thousands)
Wood Products
Segment income	$17,709	$71,238	$33,583
Depreciation and amortization	22,486	24,384	22,998
Segment EBITDA	$40,195	$95,622	$56,581

Building Materials Distribution
Segment income	$48,417	$72,463	$70,701
Depreciation and amortization	14,362	11,107	13,758
Segment EBITDA	$62,779	$83,570	$84,459

Corporate
Unallocated corporate costs	$(11,607)	$(10,719)	$(11,565)
Foreign currency exchange gain (loss)	—	(299)	(1,061)
Pension expense (excluding service costs)	(33)	(37)	(38)
Change in fair value of interest rate swaps	(490)	(220)	(465)
Depreciation and amortization	273	359	279
EBITDA	(11,857)	(10,916)	(12,850)
Change in fair value of interest rate swaps	490	220	465
Corporate Adjusted EBITDA	$(11,367)	$(10,696)	$(12,385)

Total Company Adjusted EBITDA	$91,607	$168,496	$128,655